Exhibit 4.1

This Note has been acquired for investment and has not been registered under the Securities Act of 1933, as amended, or the securities laws of any other jurisdiction. This Note is subject to the terms of a Securities Purchase Agreement, dated as of June 5, 2003, among the issuer, TECORE, Inc, and SCP Private Equity Partners II, L.P. (the “Purchase Agreement”), a copy of which may be obtained by the registered holder hereof from the Secretary of the issuer. The sale and transfer of this Note is restricted under the terms of the Tag Along Allocation Agreement, dated as of the date of this Note between the issuer, TECORE, Inc, and SCP Private Equity Partners II, L.P. (the “Tag Along Agreement”). No transfer of any interest in this Note shall be effective unless permitted by and made in accordance with the Purchase Agreement and the Tag Along Agreement, and by accepting this Note the holder of this Note agrees to be bound by the Purchase Agreement and the Tag Along Agreement.

$12,000,000

AIRNET COMMUNICATIONS CORPORATION

Senior Secured Convertible Note

August 13, 2003

1. General. AIRNET COMMUNICATIONS CORPORATION, a Delaware corporation (hereinafter called the “Company”), for value received, hereby promises to pay to TECORE, INC. (“TECORE”), or registered assigns, the principal amount of TWELVE MILLION DOLLARS ($12,000,000.00), or so much thereof as shall have been paid to the Company by TECORE pursuant to the terms of the Securities Purchase Agreement, dated as of June 5, 2003, among the Company, TECORE, Inc, and SCP Private Equity Partners II, L.P. (the “Purchase Agreement”), as set forth on Schedule A attached hereto and made a part hereof, on August 13, 2007 (the “Maturity Date”), and to pay interest on the unpaid balance of the principal hereof from the date hereof at the rate of twelve percent (12%) per annum (which shall accrue on a daily basis), payable at maturity, and to pay interest at the rate of fifteen percent (15%) per annum on any overdue principal, from the due date thereof until the obligation of the Company with respect to the payment thereof shall be discharged. All payments of principal and interest on this Note shall be paid by Company check or official bank check sent first class mail, postage prepaid, to such address as the holder hereof shall notify the Company of in writing, or, absent such notice, to the last address of such holder as recorded in the Company’ s books (in which case the Company may rely on such address and shall be deemed to have discharged its obligations hereunder as to any payments made to that address). At the option of the holder, the Company shall pay principal and interest on this Note by wire transfer in accordance with wire transfer instructions provided by the holder to the Company at least ten (10) days prior to the date on which the principal and interest is payable hereunder. The Company shall have no right to prepay any principal or interest due under this Note.

2. The Notes. As used herein, the term “Note” or “Notes” refer to the Senior Secured Convertible Notes in the aggregate principal amount of $16,000,000 issued pursuant to the Purchase Agreement and to any Note or Notes executed and delivered by the Company in exchange or replacement hereof pursuant to Section 9 hereof or pursuant to any transfer of a Note. Unless the context otherwise requires, the term “holder” is used herein to mean the person named as payee in Section 1 hereof or any other person who shall at the time be the holder or assignee of this Note. This Note is referred to in the Purchase Agreement and is entitled to the benefits of the terms and provisions of the Purchase Agreement. No reference herein to the Purchase Agreement and no provision of this Note or the Purchase Agreement shall alter the obligation of the Company, which is absolute and unconditional, to pay the principal and interest on the Note at the time and in the manner prescribed herein.

3. Security Interest. This Note is secured by and is entitled to the benefits of (i) the Security Agreement, dated as of January 24, 2003, by and among the Company and the purchasers of the Notes (the “Original Security Agreement”), as amended by the First Amendment to Security Agreement, dated as of August 13, 2003, by and among the Company and the purchasers of the Notes (the “Amendment to Security Agreement”) (the Original Security Agreement, as so amended by the Amendment to Security Agreement is referred to as the “Amended Security Agreement”), (ii) the “Amended and Restated Technology Collateral Escrow Agreement, dated as of August 13, 2003, by and among the Company and the purchasers of the Notes (the “Escrow Agreement”), and (iii) the Amended and Restated Collateral Assignment of Patents, Trademarks & Copyrights, dated as of August 13, 2003, by and among the Company and the purchaser of the Notes (the “Collateral Assignment”). (The Amended Security Agreement, the Escrow Agreement, and the Collateral Assignment are sometimes referred to herein as the “Collateral Agreements.”) In addition to the rights and remedies given it by this Note, the Collateral Agreements, and the Purchase Agreement, the holder shall have all those rights and remedies allowed by applicable laws, including without limitation, the Uniform Commercial Code. The rights and remedies of the holder are cumulative, and recourse to one or more right or remedy shall not constitute a waiver of the others. The Company shall be liable for all commercially reasonable costs, expenses and attorneys’ fees incurred by the holder in connection with the collection of the indebtedness evidenced by the Note.

4. Voting Rights.

4.1. General Rights. Except as otherwise provided herein or as required by law, the holders of the Notes:

4.1.1. shall be entitled to vote in respect to the corporate affairs and management of the Company to the extent hereinafter provided;

4.1.2. shall have the same right of inspection of the books, accounts and other records of the Company which the holders of Common Stock have or may have under the Delaware General Corporation Law (the “GCL”) or the Company’s certificate of incorporation; and

4.1.3. shall be deemed to be stockholders of the Company, and the Notes shall be deemed to be stock, for the purpose of any provision of the GCL which requires the vote of stockholders as a prerequisite to any corporate action.

4.2. Number of Votes. The Notes shall be voted equally with the shares of the Common Stock of the Company, and not as a separate class, at any annual or special meeting of stockholders of the Company or in connection with any solicitation of written consents in lieu of a meeting, upon the following basis: the holder of this Note shall be entitled to such number of votes as shall be equal to the whole number of shares of Common Stock into which this Note is convertible pursuant to Section 5 hereof immediately after the close of business on the record date fixed for such meeting or the effective date of such written consent; provided, however, that in calculating the number of shares into which this Note is then convertible for purposes of calculating such number of votes, the initial Conversion Price, as hereinafter defined, shall be deemed to be $.57 representing the average closing price of the Common Stock on the date of execution of the Purchase Agreement and the four business days prior to such execution (the “Deemed Conversion Price”) (which Deemed Conversion Price is subject to adjustment in the same manner that the Conversion Price is subject to adjustment as provided in Sections 5.5 and 5.6).

5. Conversion of Note.

5.1. Right to Convert. Subject to and upon compliance with the provisions hereof, the holder of this Note shall have the right, at such holder’s option, at any time, to convert all or any portion of the unpaid principal amount hereof and all or any portion of accrued but unpaid interest into shares of Common Stock, $.001 par value, of the Company (“Common Stock”) at the price of $0.10810 per share (the “Original Conversion Price”), or, in case an adjustment of such price has taken place pursuant to the further provisions of this Section 5, then at the price as last adjusted and in effect on the date this Note or portion hereof is presented for conversion (the Original Conversion Price or the Original Conversion Price as last adjusted, as the case may be, being referred to herein as the “Conversion Price”). The minimum principal amount of this Note which may be converted at any time shall be the lesser of (a) $100,000 or (b) the outstanding principal balance of this Note.

5.2. Exercise of Conversion Privilege. In order to exercise the conversion privilege, the holder of this Note shall present it to the Company at the office of the Company, accompanied by written notice to the Company (with copies to the holders of any other Notes) that the holder elects to convert this Note, or, if less than the entire unpaid principal amount hereof and interest thereon is to be converted, the portion hereof to be converted. Such notice shall also state the name or names (with address) in which the certificate or certificates for shares of Common Stock which shall be issuable on such conversion shall be issued. As soon as practicable after the receipt of such notice and the presentation of this Note, the Company shall issue and shall deliver to the holder of this Note a certificate or certificates for the number of full shares of Common Stock issuable upon the conversion of this Note (or portion hereof), and provision shall be made for any fraction of a share as provided in Section 5.3 hereof. Such conversion shall be deemed to have been effected immediately prior to the close of business on the date on which such notice shall have been received by the Company and this Note shall have been presented as aforesaid, and conversion shall be at the Conversion Price in effect at such time, and at such time the rights of the holder of this Note as such holder shall cease (to the extent this Note is so converted) and the person or persons in whose name or names any certificate or certificates for shares shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the shares represented thereby. Upon conversion of less than all of the unpaid principal amount and interest of this Note, appropriate notation shall be made on this Note of the principal amount and/or interest so converted, and this Note shall be retained by the holder following such notation. Upon conversion of the balance of the principal amount and interest of this Note, this Note shall be deemed cancelled and the holder shall surrender this Note to the Company.

5.3. Adjustment for Fractional Shares. No fractional shares or scrip shall be issued upon conversions of the Note. Any remaining principal amount shall be paid in cash.

5.4. Adjustment of Conversion Price.

5.4.1. Upon Dilutive Issuances. If the Company shall issue or sell shares of its Common Stock or “Common Stock Equivalents” (as defined in Section 5.4.2 below) without consideration or at a price per share or “Net Consideration Per Share” (as defined in Section 5.4.3 below) less than the Conversion Price in effect immediately prior to such issuance or sale, then in each such case the Conversion Price, except as hereinafter provided, shall be lowered so as to be equal to the greater of (1) the net aggregate consideration, if any, received or receivable by the Company for the total number of such additional shares of Common Stock so issued or deemed to be issued divided by the number of shares of Common Stock so issued or deemed to be issued, or (2) $0.001.

5.4.2. Common Stock Equivalents.

(a)

General. For the purposes of this Section 5.4, the issuance of any warrants, options, subscription or purchase rights with respect to shares of Common Stock and the issuance of any securities convertible into or exchangeable for shares of Common Stock and the issuance of any warrants, options, subscription or purchase rights with respect to such convertible or exchangeable securities (collectively, “Common Stock Equivalents”), shall be deemed an issuance of Common Stock. Any obligation, agreement or undertaking to issue Common Stock Equivalents at any time in the future shall be deemed to be an issuance at the time such obligation, agreement or undertaking is made or arises. No adjustment of the Conversion Price shall be made under this Section 5.4 upon the issuance of any shares of Common Stock which are issued pursuant to the exercise, conversion or exchange of any Common Stock Equivalents if any adjustment shall previously have been made upon the issuance of any such Common Stock Equivalents as above provided.

(b)	Adjustments for Adjustment, Cancellation or Expiration of Common Stock Equivalents. Should the Net Consideration Per Share of any such Common Stock Equivalents be decreased or increased from time to time, then, upon the effectiveness of each such change, the Conversion Price will be that which would have been obtained (1) had the adjustments made pursuant to Section 5.4.1 upon the issuance of such Common Stock Equivalents been made upon the basis of the new Net Consideration Per Share of such securities, and (2) had the adjustments made to the Conversion Price since the date of issuance of such Common Stock Equivalents been made to such Conversion Price as adjusted pursuant to clause (1) above. Any adjustment of the Conversion Price with respect to this Section which relates to any Common Stock Equivalent shall be disregarded if, as, and when such Common Stock Equivalent expires or is canceled without being exercised, or is repurchased by the Company at a price per share at or less than the original purchase price, so that the Conversion Price effective immediately upon such cancellation or expiration shall be equal to the Conversion Price that would have been in effect had the expired or canceled Common Stock Equivalent not been issued.

5.4.3. Net Consideration Per Share. For purposes of this Section 5.4, the “Net Consideration Per Share” which shall be receivable by the Company for any Common Stock Equivalents shall be determined as follows:

(a)	The “Net Consideration Per Share” shall mean the amount equal to the total amount of consideration, if any, received by the Company for the issuance of such Common Stock Equivalents, plus the minimum amount of consideration, if any, payable to the Company upon exercise, conversion or exchange thereof, divided by the aggregate number of shares of Common Stock that would be issued if all such Common Stock Equivalents were exercised, exchanged or converted.

(b)	The “Net Consideration Per Share” which shall be receivable by the Company shall be determined in each instance as of the date of issuance of Common Stock Equivalents without giving effect to any possible future upward price adjustments or rate adjustments which may be applicable with respect to such Common Stock Equivalents.

5.4.4. Stock Dividends for Holders of Capital Stock Other Than Common Stock. In the event that the Company shall make or issue, or shall fix a record date for the determination of holders of any capital stock of the Company, other than holders of Common Stock, entitled to receive a dividend or other distribution payable in Common Stock or securities of the Company convertible into or otherwise exchangeable for shares of Common Stock of the Company, then such Common Stock or other securities issued in payment of such dividend shall be deemed to have been issued for a consideration of $0.001.

5.4.5. Consideration Other than Cash. For purposes of this Section 5.4, if a part or all of the consideration received by the Company in connection with the issuance of shares of the Common Stock or the issuance of any of the securities described in this Section 5.4 consists of property other than cash, such consideration shall be deemed to have a fair market value as is reasonably determined in good faith by the Board of Directors of the Company. In the event of any dispute between the holders of the Note and the Company regarding the determination of fair market value, at the option of the holder of the Note, the Company shall engage a consulting firm or investment banking firm, reasonably acceptable to the holder of the Note, to prepare an independent appraisal of the fair market value of such property to be distributed. The expenses of any appraisal by such consulting or investment banking firm shall be borne by the Company only if the fair market value of such property to be distributed, as determined in the independent appraisal, differs from the amount determined by the Board of Directors by at least ten percent (10%), and otherwise the expenses of any such appraisal shall be paid by the holders of the Notes.

5.4.6. Exercise of Outstanding Warrants or Options.

(a)	In the event that the holder of a warrant to purchase Common Stock which is outstanding on the date of original issuance of this Note (an “Outstanding Warrant”) (such date referred to as the “Original Issuance Date”) shall exercise such Outstanding Warrant on a date subsequent to the Original Issuance Date, then, in each such case, the Conversion Price of this Note then in effect shall be automatically adjusted downward so that the number of shares of Common Stock into which this Note is convertible (at such adjusted Conversion Price) shall represent the same Percentage Ownership (as hereinafter defined) as the Percentage Ownership which the shares into which this Note was convertible at the unadjusted Conversion Price represented immediately prior to the exercise of such Outstanding Warrant.

(b)	In the event that the holder of an option to purchase Common Stock which is outstanding on the Original Issuance Date (an “Outstanding Option”) shall exercise such option on a date subsequent to the Original Issuance Date, then, in each such case, the Conversion Price of this Note then in effect shall be automatically adjusted downward so that the number of shares of Common Stock into which this Note is convertible (at such adjusted Conversion Price) shall represent the same Percentage Ownership (as hereinafter defined) as the Percentage Ownership which the shares into which this Note was convertible at the unadjusted Conversion Price represented immediately prior to the exercise of such Outstanding Option; provided that the adjustment to the Conversion Price required by this subparagraph (b) shall not apply with respect to the exercise of Outstanding Options to purchase up to 300,000 shares of Common Stock (with appropriate adjustments to such number of shares to reflect adjustments to the number of shares of Common Stock issuable under outstanding options in accordance with the anti-dilution terms of such options).

(c)	In the event that the holder of preferred stock, convertible into Common Stock, which is outstanding on the Original Issuance Date (“Outstanding Preferred”) shall convert such Outstanding Preferred on a date subsequent to the Original Issuance Date, then, in each such case, the Conversion Price of this Note then in effect shall be automatically adjusted downward so that the number of shares of Common Stock into which this Note is convertible (at such adjusted Conversion Price) shall represent the same Percentage Ownership (as hereinafter defined) as the Percentage Ownership which the shares into which this Note was convertible at the unadjusted Conversion Price represented immediately prior to the conversion of such Outstanding Preferred. Notwithstanding the foregoing, no adjustment to the Conversion Price shall be made as a result of the conversion of any shares of Series B Convertible Stock on the Original Issuance Date.

(d)

For purposes of this Section 5.4.6, the term “Percentage Ownership” of particular shares shall mean the number of votes such shares possess with respect to the election generally of directors, divided by the number of votes possessed by all Voting Securities at such time with respect to the election generally of directors. For this purpose, the term “Voting Securities” shall mean all outstanding securities (debt or equity) of the Company entitled to vote generally in the election of directors (excluding the Notes) plus the shares into which the Notes are then convertible plus the shares into which all other outstanding convertible securities (which term expressly excludes any Outstanding Options, Outstanding Warrants, or Outstanding Preferred) are then convertible plus the shares which are then issuable upon the exercise of options granted after the Original Issuance Date which remain unexercised on the date of determination plus the shares which are then issuable upon the exercise of up to 300,000 Outstanding Options which remain outstanding on the date of determination).

5.4.7. Exceptions to Anti-dilution Adjustments. This Section 5.4 shall not apply under any of the following circumstances:

(a)	upon the occurrence of any event which would constitute an Extraordinary Common Stock Event (as described below);

(b)	except as provided in Section 5.4.6, upon the exercise or conversion of any warrants, options, or convertible securities issued and outstanding on the date of original issuance of this Note;

(c)	upon the grant of any options to purchase Common Stock under any employee benefit plan now existing or implemented in the future, provided the grant of such options is approved by the Board of Directors of the Company, and further provided the total number of shares of Common Stock subject to options granted on or after the date of original issuance of this Note is no greater than 21,766,212 plus amounts permitted pursuant to Section 9.11 of the Purchase Agreement; or

(d)	upon the exercise of any options referenced in Section 5.4.7(c).

5.5. Adjustment Upon Extraordinary Common Stock Event. Upon the happening of an Extraordinary Common Stock Event (as hereinafter defined), the Conversion Price shall, simultaneously with the happening of such Extraordinary Common Stock Event, be adjusted by multiplying the Conversion Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such Extraordinary Common Stock Event and the denominator of which shall be the number of shares of Common Stock outstanding immediately after such Extraordinary Common Stock Event, and the product so obtained shall thereafter be the Conversion Price, which, as so adjusted, shall be readjusted in the same manner upon happening of any successive Extraordinary Common Stock Event Events.

An “Extraordinary Common Stock Event” shall mean (i) the issue of additional shares of Common Stock as a dividend or other distribution on outstanding shares of Common Stock, (ii) subdivision of outstanding shares of Common Stock into a greater number of shares of Common Stock, or (iii) a combination or reverse stock split of outstanding shares of Common Stock into a smaller number of shares of the Common Stock.

5.6. Adjustment Upon Capital Reorganization or Reclassification. If the Common Stock shall be changed into the same or different number of shares of any other class or classes of capital stock, whether by capital reorganization, recapitalization, reclassification or otherwise (other than an Extraordinary Common Stock Event), then and in each such event the holder of each Note shall have the right thereafter to convert such Note into, in lieu of the number of shares of Common Stock which the holder would otherwise have been entitled to receive, the kind and amount of shares of capital stock and other securities and property receivable upon such reorganization, recapitalization, reclassification or other change by the holders of the number of shares of Common Stock into which such Note could have been converted immediately prior to such reorganization, recapitalization, reclassification or change, all subject to further adjustment as provided herein. The provision for such conversion right shall be a condition precedent to the consummation by the Company of any such transaction.

5.7. Certificate as to Adjustments; Notice by Company. In each case of an adjustment or readjustment of the Conversion Price, the Company at its expense will furnish each holder of the Note with a certificate prepared by the Treasurer or Chief Financial Officer of the Company, showing such adjustment or readjustment, and stating in detail the facts upon which such adjustment or readjustment is based.

5.8. Consolidation or Merger. If any consolidation or merger of the Company with another corporation shall be effected, then, as a condition of such consolidation or merger, lawful and adequate provision shall be made whereby the holder of the Note shall thereafter have the right to receive upon the basis and upon the terms and conditions specified herein and in lieu of the shares of Common Stock of the Company immediately theretofore receivable upon the conversion of the Note, such shares of stock, securities or assets as may be issued or payable with respect to or in exchange for a number of outstanding shares equal to the number of shares of Common Stock immediately theretofore so receivable by such holder had such consolidation or merger not taken place, and in any such case appropriate provision shall be made with respect to the rights and interests of such holder to the end that the provisions hereof (including without limitation provisions for adjustment of the Conversion Price) shall thereafter be applicable, as nearly as may be, in relation to any shares of stock, securities or assets thereafter deliverable upon the exercise of such conversion rights. The Company shall not effect any such consolidation or merger, unless prior to or simultaneously with the consummation thereof the successor corporation (if other than the Company) resulting from such consolidation or merger shall assume by written instrument executed and mailed or delivered to the holder hereof, the obligation to deliver to such holder such shares of stock, securities or assets as, in accordance with the foregoing provisions, such holder may be entitled to receive. Except as expressly set forth in this Section 5.8, however, nothing contained in this Section 5.8 will be deemed to restrict the Company from entering into a consolidation or merger; provided, however, that the restrictions of the Purchase Agreement shall remain applicable.

5.9. Notice of Certain Actions. In case at any time:

5.9.1. the Company shall declare any dividend upon shares of its capital stock payable in securities or make any special dividend or other distribution;

5.9.2. the Company shall offer for subscription pro rata to the holders of any class of its capital stock any additional securities of any class or other rights;

5.9.3. there shall be any capital reorganization, or reclassification of the capital stock of the Company, or consolidation or merger of the Company with, or sale of all or substantially all its assets to, another corporation;

5.9.4. there shall be a voluntary or involuntary dissolution, liquidation or winding-up of the Company; or

5.9.5. the Company shall enter into an agreement or adopt a plan for the purpose of effecting a consolidation, merger, or sale of all or substantially all of its assets;

then, in any one or more of said cases, the Company shall give written notice, by first class mail, postage prepaid, to the registered holder hereof, of the date on which (a) the books of the Company shall close or a record shall be taken for such dividend, distribution or subscription rights, or (b) such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding-up shall take place, as the case may be. Such notice shall also specify the date as of which the holders of shares of record shall participate in such dividend, distribution or subscription rights, or shall be entitled to exchange their shares for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation, or winding-up, as the case may be. Such written notice shall be given at least 30 days prior to the action in question and not less than 30 days prior to the record date or the date on which the Company’s transfer books are closed in respect thereto.

5.10. Registration and Listing. If any shares required to be reserved for purposes of conversions of the Note hereunder require registration with or approval of any governmental authority under any federal (other than the Securities Act of 1933 or similar federal statute then in force) or state law, or listing on any national securities exchange, before such shares may be issued upon conversion, the Company will, at its expense, as expeditiously as possible cause such shares to be duly registered or approved, or listed on the relevant national securities exchange, as the case may be.

5.11. Automatic Conversion.

5.11.1. Events Causing Conversion. Immediately (A) upon the closing of a Qualified Public Offering, as hereinafter defined, but subject to such closing, or (B) upon the closing of a Qualified Sale of the Company, but subject to such closing, this Note shall be converted automatically into the number of shares of Common Stock into which the Note is then convertible pursuant to Section 5.1 as of the closing and consummation of such Qualified Public Offering or the date of the event constituting the Qualified Sale of the Company, without any further action by the holder of the Note and whether or not the Note is surrendered to the Company or its transfer agent.

5.11.2. Definitions.

(a)	A “Qualified Public Offering” shall mean an underwritten public offering on a firm commitment basis pursuant to an effective registration statement filed pursuant to the Securities Act of 1933, as amended (other than on Form S-4 or S-8 or any successor forms thereto), covering the offer and sale of Common Stock for the account of the Company in which the Company actually receives gross proceeds equal to or greater than $70,000,000 (calculated before deducting underwriters discounts and commissions and before calculation of expenses), and in which the price per share of Common Stock equals or exceeds $0.3243 (such price subject to adjustment in the same manner that the Conversion Price is subject to adjustment under this Section 5).

(b)	A “Qualified Sale of the Company” shall mean a Sale of the Company which provides for minimum consideration payable with respect to each share of Common Stock (on a fully diluted basis) of at least $0.3243 in cash or in market value of “Liquid Stock” (such price subject to adjustment in the same manner that the Conversion Price is subject to adjustment under this Section 5).

(c)	The term “Sale of the Company” shall mean a merger or consolidation of the Company with another company which is not an Affiliate of the Company, the sale of all or substantially all of the assets of the Company to a company which is not an Affiliate of the Company, or the sale of all or substantially all of the outstanding Common Stock of the Company to a person or persons who are not then stockholders of the Company or an Affiliate of the Company.

(d)	“Liquid Stock” shall mean capital stock which is registered under Section 12(b) or Section 12(g) of the Securities Exchange Act of 1934, as amended, the disposition of which would not be significantly restricted by low trading volume; provided, that capital stock which is either (i) listed for trading on the NASDAQ National Market System with average daily trading volume over the past six months of at least 75,000 shares, or (ii) listed for trading on the New York Stock Exchange, Inc. shall be deemed to be Liquid Stock.

(e)	The term “Affiliate” shall mean a person who controls, is controlled by, or is under common control with, the Company.

5.11.3. Automatic Conversion Upon Failure to Pay Purchase Price Installment. In the event that the holder shall fail to pay any installment of the purchase price of this Note when due pursuant to any of Sections 1.1(b)(ii)-(ix) of the Purchase Agreement, and such failure shall not be cured on or before the 20th calendar day following such due date, this Note shall immediately be converted automatically into the number of shares of Common Stock into which the Note is then convertible pursuant to Section 5.1 as of the close of business of such 20th day, without any further action by the holder of the Note and whether or not the Note is surrendered to the Company or its transfer agent.

5.11.4. Surrender of Certificates Upon Automatic Conversion. Upon the occurrence of the conversion event specified in either Section 5.11.1 or 5.11.3, the holder of the Note shall, upon notice from the Company, surrender the Note at the office of the Corporation or its transfer agent for the Common Stock. Thereupon, there shall be issued and delivered to such holder a certificate or certificates for the number of shares of Common Stock into which the Note so surrendered was convertible on the date on which the conversion occurred. The Company shall not be obligated to issue such certificates unless the Note is either delivered to the Company or any such transfer agent or the holder notifies the Company that the Note has been lost, stolen or destroyed and executes an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection therewith.

6. Event of Default. In case an Event of Default, as defined in the Purchase Agreement, shall have occurred and be continuing, the unpaid principal of the Note and any accrued and unpaid interest thereon may be declared, and upon such declaration shall become, due and payable, in the manner, with the effect and subject to the conditions provided in the Purchase Agreement and the Collateral Agreements.

7. Covenants. The Company covenants and agrees with the registered holder of this Note to do (or refrain from doing) all those things required of the Company pursuant to the covenants set forth in the Purchase Agreement and the Collateral Agreements.

8. Exchange or Replacement of Note.

8.1. The holder of the Note, at its option, may in person or by duly authorized attorney surrender the Note for exchange at the office of the Company, and at the expense of the Company receive in exchange therefor a new Note in the same aggregate principal amount as the aggregate unpaid principal amount of the Note so surrendered and bearing interest at the same annual rate as the Note so surrendered, each such new Note to be dated as of the date to which interest has been paid on the Note so surrendered and to be in such principal amount and, subject to the restrictions on transfer contained in the Purchase Agreement, payable to such person or persons, or order, as such holder may designate in writing; provided, however, that the Company shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any new Note in a name other than that of the holder of the Note surrendered in exchange therefor. Five days prior written notice of the holder’s intention to make such exchange shall be given to the Company.

8.2. Upon receipt by the Company of evidence satisfactory to it of the loss, theft, destruction or mutilation of this Note and (in case of loss, theft or destruction) of indemnity satisfactory to it, and upon reimbursement to the Company of all reasonable expenses incidental thereto, and upon surrender and cancellation of this Note, if mutilated, the Company will make and deliver a new Note of like tenor in lieu of this Note. Any Note made and delivered in accordance with the provisions of this paragraph (b) shall be dated as of the date to which interest has been paid on this Note.

9. Amendments and Waivers. The holders of more than 80% in aggregate principal amount of the Notes at the time outstanding and the Company may from time to time enter into agreements for the purpose of amending or waiving any covenant, agreement or condition of the Notes or changing in any manner the rights of the holder of the Notes or the Company; and action of the holders of more than 80% in aggregate principal amount of the Notes at the time outstanding shall bind all holders of the Notes, each future-holder of the Notes and upon the Company, whether or not such Notes shall have been marked to indicate such amendment or waiver, but any substitute Note issued thereafter shall bear a notation referring to any such amendment or continuing waiver.

10. Communications. All communications provided for hereunder shall be made in accordance with the requirements of Section 14.7 of the Purchase Agreement.

11. Severability. Should any part but not the whole of this Note for any reason be declared invalid, such decision shall not affect the validity of any remaining portion, which remaining portion shall remain in force and effect as if this Note had been executed with the invalid portion thereof eliminated, and it is hereby declared the intention of the parties hereto that they would have executed the remaining portion of this Note without including therein any such part which may, for any reason, be hereafter declared invalid.

12. Captions. The descriptive headings of the various Sections or parts of this Note are for convenience only and shall not affect the meaning or construction of any of the provisions hereof.

13. Successors and Assigns. This Note shall be binding upon the parties and their respective successors and assigns.

14. Governing Law. This Note shall be governed by the laws of the State of Delaware.

AIRNET COMMUNICATIONS CORPORATION

By	/s/ Glenn A. Ehley
Print Name: Glenn A. Ehley
Title: President and Chief Executive Officer

SCHEDULE A

This schedule sets forth the principal amount borrowed by the Company from TECORE, up to the maximum amount set forth on the face of this Note.

Date	Principal Amount	Signature of Authorized Officer of the Company

August 13, 2003	$5,000,000	/s/Joseph F. Gerrity, Airnet Corp.

SCHEDULE B

This schedule sets forth the principal amount and/or interest converted into Common Stock.

Date	Principal Amount Converted	Interest Amount Converted

AIRNET COMMUNICATIONS CORPORATION

SENIOR SECURED CONVERTIBLE NOTE

CONVERSION NOTICE

AirNet Communications Corporation:

The undersigned holder of this Note hereby irrevocably exercises the option to convert this Note, or such portion hereof as is specified below, into shares of Common Stock of AirNet Communications Corporation in accordance with the terms of this Note, and directs that the shares issuable and deliverable upon the conversion be issued in the name of and delivered to the undersigned unless a different name has been indicated below. If shares are to be issued in the name of a person other than the undersigned, the undersigned will pay transfer taxes payable with respect thereto. If this conversion involves fractional shares, please issue the related check to the same person entitled to receive the shares.

Dated:	Principal Amount to be converted (if less than all):

$________________________

Accrued Interest on Principal Amount to be converted:

If shares are to be issued
otherwise than to owner:

Tax Identification
Number of Transferee _______	___________________________________
Signature of Owner

_________________________

_________________________

_________________________	Please print name and address of Transferee (including zip code)